SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2004

V. I. TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS AND REQUIRED REGULATION FD DISCLOSURE

On November 23, 2004, V.I. Technologies, Inc. (“Vitex” or “the Company”) announced that it is temporarily suspending enrollment in the ongoing Phase III surgical study for the INACTINE pathogen inactivation system for red blood cells. The decision to suspend enrollment was made following identification of an immune response to INACTINE-treated red cells in one patient in the study during ongoing immunologic testing of all subjects enrolled in the trial. Vitex also reported preclinical progress on modifications to the current INACTINE process designed to reduce the likelihood of an immunologic response to treated red cells. Separately, Panacos Pharmaceuticals, Inc. (“Panacos”) announced positive preliminary results from a proof-of-principle Phase I/II clinical trial of the Company’s lead HIV drug candidate, PA-457. Vitex reported continued progress towards its merger with Panacos. On November 22, 2004, the Company executed a term sheet with a group of investors for a $20 million financing which is anticipated to close simultaneously with the Panacos merger early in Q1 2005. Terms of the financing were not disclosed and are subject to adjustment based on the final Vitex – Panacos share exchange ratio in the merger. Vitex and Panacos are in discussions concerning certain modifications to the financial terms of the merger agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits:

99.1	Press Release of V.I. Technologies, Inc. dated November 23, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V. I. TECHNOLOGIES, INC.

Dated: November 23, 2004	By:	/s/ Thomas T. Higgins
Thomas T. Higgins, Chief Financial Officer and Executive Vice President, Operations

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of V.I. Technologies, Inc. dated November 23, 2004.